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[MBf LETTERHEAD]
                                                                    EXHIBIT 99.1





                                                FOR IMMEDIATE RELEASE

            MBf USA, INC. LAUNCHES PLAYBOY(R) BRAND CONDOMS IN RUSSIA

Itasca, IL - December 14, 1995 - MBf USA, Inc. (The Nasdaq SmallCap Stock Market;MBFAC) today announced the launch of Playboy(R) brand condoms in Russia, following its recent receipt of the initial order of $321,000 from its Russian distributor. MBf USA expects to receive additional orders for the Russian market prior to the beginning of 1996.

With a population of 150 million, MBf USA believes that Russia is a potentially lucrative market for the Company, with Russian condom market size estimated to be over $24 million annually.

Loi Heng Sewn, Chairman of MBf USA, stated, "We are pleased that our world-famous Playboy(R) brand condoms are now available in Russia. We anticipate that this new market will be less competitive than those in more established free market economies, and, with the growing demand in Russia for high quality products, we hope to achieve a significant market share within the next three years."

In addition, MBf USA is also targeting other populous countries, including Indonesia, Japan, and India. To this end, the Company is seeking distribution partners in these countries which could boost condom sales for MBf USA in 1996.

MBf USA, Inc. and its subsidiaries market Glovetex(R) brand and OEM medical examination gloves in the United States and the world famous Playboy(R) brand condoms internationally.


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CONTACT:                      -or-        MBf USA'S INVESTOR RELATIONS COUNSEL:
MBf USA, INC.                             The Equity Group Inc.
Edward J. Marteka, President              Terry Hosmer      (212) 836-9610
Stephen Tan, CFO                          Linda Latman      (212) 836-9609
(708) 285-9191